Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group provides business update and reports on first quarter 2021

MIAMI – April 29, 2021 – Royal Caribbean Group (NYSE: RCL) today commented on the business considering the global COVID-19 pandemic and reported financial results for the first quarter of 2021.

Business Update
Since the last business update, the Company has announced new itineraries for this summer for eleven additional ships from the Caribbean and Europe in addition to the four ships already sailing. The initial reaction to these announcements has been positive, highlighting the strong demand for cruising. These cruises are taking place with adjusted passenger capacity and the enhanced health protocols developed with government and health authorities, and guidance from the Healthy Sail Panel.

“We are looking forward to resuming operations out of various ports around the world in the coming months. In addition, we have had very constructive dialogues with the Centers for Disease Control and Prevention (CDC) in recent weeks about resuming cruising in the U.S. in a safe and healthy manner,” said Richard D. Fain, Chairman and CEO. “Last night, the CDC notified us of some clarifications and amplifications of their Conditional Sail Order which addressed uncertainties and concerns we had raised. They have dealt with many of these items in a constructive manner that takes into account recent advances in vaccines and medical science. Although this is only part of a very complex process, it encourages us that we now see a pathway to a healthy and achievable return to service, hopefully in time for an Alaskan season.”

First Quarter 2021
On March 13, 2020, the Company voluntarily suspended its global cruise operations due to the COVID-19 pandemic and that suspension has been extended for most ships through at least June 30, 2021. More recently, the Company resumed limited cruise operations outside of the U.S. and has announced a series of such overseas itineraries.

The Company reported US GAAP Net Loss for the first quarter of 2021 of $(1.1) billion or $(4.66) per share compared to US GAAP Net Loss of $(1.4) billion or $(6.91) per share in the prior year. The Company also reported Adjusted Net Loss of $(1.1) billion or $(4.44) per share for the first quarter of 2021 compared to Adjusted Net Loss of $(310.4) million or $(1.48) per share in the prior year. The Net Loss and Adjusted Net Loss for the quarter are the result of the impact of the COVID-19 pandemic on the business.

The average monthly cash burn rate for the first quarter of 2021 was approximately $300 million. This is slightly higher than the previously announced range driven mainly by fleetwide restart expenses and timing.

Update on Liquidity Actions and Ongoing Uses of Cash
Since the suspension of operations in March 2020, the Company has raised approximately $12.3 billion through a combination of bond issuances, common stock offerings and other loan facilities. Given the current environment, the Company continues to bolster its liquidity. Among its latest actions executed during the first quarter of 2021, the Company highlighted the following:
•Completed a $1.5 billion equity offering at a price of $91 per share;
•Issued $1.5 billion of 5.5% senior unsecured notes due 2028, the proceeds of which have been and will be used to repay principal on debt maturing or required to be paid in 2021 and 2022;
•Amended its $1.0 billion term loan due April 2022 to extend the maturity date for consenting lenders by 18 months and, in connection therewith, repaid $138.5 million of principal on the facility using proceeds from the senior notes;
•Amended its $1.55 billion revolving credit facility due October 2022 to extend the maturity date for consenting lenders by 18 months and, in connection therewith, repaid $277.6 million of principal on the facility using proceeds from the senior notes (with a corresponding reduction in commitments);
•Completed the balance of the previously announced amendments to its export credit facilities, which in total defer $1.15 billion of principal amortization due before April 2022 and waive financial covenants through at least the end of the third quarter of 2022 and;
•Amended the majority of its commercial bank facilities and credit card agreements to waive financial covenants through at least the end of the third quarter of 2022.

As the Company transitions back to operations, it expects to incur incremental spend related to bringing ships back to operating status, returning crew members to ships and implementing enhanced health and safety protocols. The decision to return each vessel takes into account many variables, including deployment opportunities, commercial potential, cost of operations and cash flow. Given the fluidity of return to service decisions and costs related to the ramp-up, the Company cannot reasonably estimate a monthly average cash burn rate related to such ramp-up. Monthly average cash burn rate for ships that are in lay-up status is expected to remain consistent with previous expectations.

Liquidity and Financing Arrangements
As of March 31, 2021, the Company had liquidity of approximately $5.8 billion, including $5.1 billion in cash and cash equivalents and a $0.7 billion commitment for a 364-day facility.

As of March 31, 2021, the scheduled debt maturities for the remainder of 2021 and 2022, are $0.2 billion and $2.2 billion, respectively.

Net interest expense for the second quarter of 2021 is expected to be approximately $270 million.

“We are prepared and eager for the flywheel to start turning again,” said Jason T. Liberty, executive vice president and CFO. “Moreover, we are optimistic that with the gradual resumption of cruise operations, our cash flow from operations will sequentially improve, driven by an increase in the inflow of customer deposits. We feel optimistic about our future and are thrilled to see more and more guests around the globe enjoying incredible vacations onboard our ships.”

Capital Expenditures and Capacity Updates
Based upon current ship orders and delivery schedules, the projected capital expenditures for the remainder of 2021 are $1.1 billion. During the first quarter of 2021, the Company introduced Odyssey of the Seas to the Royal Caribbean International fleet and now expects the delivery of Silver Dawn to the Silversea fleet during the fourth quarter.

Depreciation and amortization expenses for the second quarter of 2021 are expected to be in the range of $320 million to 325 million.

As it relates to 2022, the Company has two ship deliveries scheduled, both with committed financing: Wonder of the Seas and Celebrity Beyond. Excluding the newbuild deliveries, the capital expenditures for 2022 will depend on the Company’s schedule to return to service.

Fuel Expense
As of March 31, 2021, the Company had hedged approximately 43%, 25% and 5% of its total projected metric tons of fuel consumption for the remainder of 2021, and for all of 2022 and 2023, respectively. The current suspension of cruise operations due to the COVID-19 pandemic resulted in reductions to the forecasted fuel consumption. As of March 31, 2021, the Company had outstanding fuel swaps of 172,400 and 14,650 metric tons maturing in 2021 and 2022, respectively, that no longer hedge the forecasted fuel consumption. For the remainder of 2021, and for all of 2022 and 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $446, $514, and $580, respectively.

Update on Bookings
Booking activity for the second half of 2021 is aligned with the Company’s anticipated resumption of cruising. Pricing on these bookings is higher than 2019 both including and excluding the dilutive impact of future cruise credits (FCCs).

Cumulative advance bookings for the first half of 2022 are within historical ranges and at higher prices when compared to 2019. This was achieved with minimal sales and marketing spend which the Company believes highlights a strong long-term demand for cruising.

Since the last business update, approximately 75% of bookings made for 2021 are new and 25% are due to the redemption of FCCs and the “Lift & Shift” program. The Company continues to provide guests on suspended sailings with the option to request a refund, to receive an FCC, or to “lift & shift” their booking to the following year.

As of March 31, 2021, the Company had approximately $1.8 billion in customer deposits, in line with its December 31, 2020 balance. Approximately 45% of the customer deposit balance is related to FCCs.

Since the suspension of guest operations on March 13, 2020, approximately 50% of the guests booked on cancelled sailings have requested cash refunds.

2021 Outlook
The Company’s operation is still heavily impacted by the consequences of the COVID-19 pandemic. Therefore, the Company cannot reasonably estimate its financial or operational results. Notwithstanding the foregoing, the Company expects to incur a net loss on both a US GAAP and adjusted basis for its second quarter and the 2021 fiscal year, the extent of which will depend on many factors including the timing and extent of the return to service.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 9:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Loss per Share (“Adjusted EPS”)
Represents Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Loss
Adjusted Net Loss represents net loss less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on the extinguishment of debt; (ii) the amortization of non-cash debt discount on our convertible notes; (iii) the estimated cash refund expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization; (iv) impairment and credit losses recognized in the first quarter of 2020 as a result of the impact of COVID-19 and, in 2021, recovery of credit losses recognized during 2020; (v) equity investment asset impairments; (vi) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vii) restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiative expenses; (viii) the change in the fair value in the Silversea Cruises contingent consideration and the amortization of the Silversea Cruises intangible assets resulting from the our acquisition of a 66.7% interest in Silversea Cruises in 2018; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest in Silversea Cruises; and (x) the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand.

Available Passenger Cruise Days ("APCD")

Available Passenger Cruise Days is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is the operating business name for Royal Caribbean Cruises Ltd. Royal Caribbean Group is the owner and operator of three global cruise vacation brands: Royal Caribbean International, Celebrity Cruises and Silversea Cruises. Royal Caribbean Group is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, our brands operate 59 ships with an additional 14 on order as of March 31, 2021. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2021 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering”, and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the global incidence and spread of COVID-19, which has led to the temporary suspension of our operations and has had and will continue to have a material adverse impact on our business, liquidity and results of operations, or other contagious illnesses on economic conditions and the travel industry in general and the financial position and operating results of our Company in particular, such as: the current and potential additional governmental and self-imposed travel restrictions, the current and potential extension of the suspension of cruises and new additional suspensions, guest cancellations; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; our ability to accurately estimate our monthly cash burn rate during the suspension of our operations; concerns over safety, health and security of guests and crew; any protocols we adopt across our fleet relating to COVID-19, such as those recommended by the Healthy Sail Panel, may be costly and less effective than we expect in reducing the risk of infection and spread of COVID-19 on our cruise ships; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; the incurrence of COVID-19 and other contagious diseases on our ships and an increase in concern about the risk of illness on our ships or when traveling to or from our ships, all of which reduces demand; unavailability of ports of call; growing anti-tourism sentiments and environmental concerns; changes in US foreign travel policy; the uncertainties of conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; our indebtedness, any additional indebtedness we may incur and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; the settlement of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock, which may result in substantial dilution for our existing shareholders; our expectation that we will not declare or pay dividends on our common stock for the near future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.
In addition, many of these risks and uncertainties are currently heightened by and will continue to be heightened by, or in the future may be heightened by, the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, and the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2021	2020
Passenger ticket revenues	$20,844	$1,376,851
Onboard and other revenues	21,170	655,899
Total revenues	42,014	2,032,750
Cruise operating expenses:
Commissions, transportation and other	2,949	317,129
Onboard and other	4,481	123,718
Payroll and related	96,636	330,390
Food	8,472	121,316
Fuel	41,822	194,268
Other operating	129,127	423,998
Total cruise operating expenses	283,487	1,510,819
Marketing, selling and administrative expenses	258,041	395,890
Depreciation and amortization expenses	310,166	324,330
Impairment and credit losses	(449)	1,108,118
Operating Loss	(809,231)	(1,306,407)
Other income (expense):
Interest income	4,861	5,534
Interest expense, net of interest capitalized	(272,514)	(92,911)
Equity investment loss	(59,871)	(10,392)
Other income (expense)	5,033	(32,859)
	(322,491)	(130,628)
Net Loss	(1,131,722)	(1,437,035)
Less: Net Income attributable to noncontrolling interest	—	7,444
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,131,722)	$(1,444,479)
Loss per Share:
Basic	$(4.66)	$(6.91)
Diluted	$(4.66)	$(6.91)
Weighted-Average Shares Outstanding:
Basic	243,004	209,097
Diluted	243,004	209,097

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2021	2020
Comprehensive Loss
Net Loss	$(1,131,722)	$(1,437,035)
Other comprehensive income (loss):
Foreign currency translation adjustments	9,722	10,290
Change in defined benefit plans	10,463	(7,589)
Gain (loss) on cash flow derivative hedges	10,302	(300,605)
Total other comprehensive income (loss)	30,487	(297,904)
Comprehensive Loss	(1,101,235)	(1,734,939)
Less: Comprehensive Income attributable to noncontrolling interest	—	7,444
Comprehensive Loss attributable to Royal Caribbean Cruises Ltd.	$(1,101,235)	$(1,742,383)

STATISTICS
	Quarter Ended
	March 31, (1)
	2021	2020
Passengers Carried	41,209	1,239,817
Passenger Cruise Days	144,916	8,467,106
APCD	384,224	8,217,133
Occupancy	37.7%	103.0%
(1) Due to the three-month reporting lag, these statistics include Silversea Cruises October, November and December figures.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	March 31,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,091,463	$3,684,474
Trade and other receivables, net of allowances of $4,309 and $3,867 at March 31, 2021 and December 31, 2020, respectively	226,740	284,149
Inventories	119,405	118,703
Prepaid expenses and other assets	163,709	154,339
Derivative financial instruments	48,652	70,082
Total current assets	5,649,969	4,311,747
Property and equipment, net	25,794,798	25,246,595
Operating lease right-of-use assets	579,541	599,985
Goodwill	809,459	809,480
Other assets, net of allowances of $81,580 and $81,580 at March 31, 2021 and December 31, 2020, respectively	1,513,306	1,497,380
Total assets	$34,347,073	$32,465,187
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$221,299	$961,768
Commercial paper	—	409,319
Current portion of operating lease liabilities	97,431	102,677
Accounts payable	340,872	353,422
Accrued interest	236,942	252,668
Accrued expenses and other liabilities	534,744	615,750
Derivative financial instruments	53,398	56,685
Customer deposits	1,830,144	1,784,832
Total current liabilities	3,314,830	4,537,121
Long-term debt	20,714,376	17,957,956
Long-term operating lease liabilities	547,327	563,876
Other long-term liabilities	598,158	645,565
Total liabilities	25,174,691	23,704,518

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 282,414,098 and 265,198,371 shares issued, March 31, 2021 and December 31, 2020, respectively)	2,824	2,652
Paid-in capital	7,513,318	5,998,574
Retained earnings	4,431,053	5,562,775
Accumulated other comprehensive loss	(708,854)	(739,341)
Treasury stock (27,882,987 and 27,799,775 common shares at cost, March 31, 2021 and December 31, 2020, respectively)	(2,065,959)	(2,063,991)
Total shareholders’ equity	9,172,382	8,760,669
Total liabilities and shareholders’ equity	$34,347,073	$32,465,187

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Operating Activities
Net Loss	$(1,131,722)	$(1,437,035)
Adjustments:
Depreciation and amortization	310,166	324,330
Impairment and credit losses	(449)	1,108,118
Net deferred income tax (benefit) expense	(3,556)	253
Loss on derivative instruments not designated as hedges	491	120,765
Share-based compensation expense (income)	18,834	(7,428)
Equity investment loss	59,871	10,392
Amortization of debt issuance costs	35,581	7,795
Amortization of debt discounts and premiums	29,304	8,624
Change in fair value of contingent consideration	—	(51,019)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(72,397)	84,578
Increase in inventories	(3,708)	(15,598)
(Increase) decrease in prepaid expenses and other assets	(26,118)	24,476
(Decrease) increase in accounts payable	(7,499)	851,342
(Decrease) increase in accrued interest	(15,726)	44,648
(Decrease) increase in accrued expenses and other liabilities	(134,113)	110,440
Increase (decrease) in customer deposits	95,923	(959,555)
Dividends received from unconsolidated affiliates	—	1,991
Other, net	35,935	(28,407)
Net cash (used) provided by operating activities	(809,183)	198,710
Investing Activities
Purchases of property and equipment	(1,061,691)	(1,252,554)
Cash received on settlement of derivative financial instruments	3,758	1,132
Cash paid on settlement of derivative financial instruments	(27,362)	(96,575)
Investments in and loans to unconsolidated affiliates	(70,369)	(2,000)
Cash received on loans to unconsolidated affiliates	12,519	5,160
Proceeds from the sale of property and equipment and other assets	175,439	5,256
Other, net	146	(1,596)
Net cash used in investing activities	(967,560)	(1,341,177)
Financing Activities
Debt proceeds	2,494,077	7,052,189
Debt issuance costs	(82,115)	(62,346)
Repayments of debt	(427,978)	(921,867)
Proceeds from issuance of commercial paper notes	—	6,396,787
Repayments of commercial paper notes	(414,570)	(7,494,025)
Dividends paid	—	(163,563)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Proceeds from common stock issuances	1,617,234	—
Other, net	(2,724)	(16,963)
Net cash provided by financing activities	3,183,924	4,790,212
Effect of exchange rate changes on cash	(192)	(672)
Net increase in cash and cash equivalents	1,406,989	3,647,073
Cash and cash equivalents at beginning of period	3,684,474	243,738
Cash and cash equivalents at end of period	$5,091,463	$3,890,811
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$228,877	$31,481
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$16,000	$6,294
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$26,882	$29,022

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Loss and Adjusted Loss per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended March 31,
	2021	2020
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,131,722)	$(1,444,479)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.	(1,078,279)	(310,412)
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$53,443	$1,134,067
Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.:
Loss on extinguishment of debt (2)	$1,314	$—
Convertible debt amortization of debt discount (3)	26,073	—
Pullmantur reorganization settlement (4)	5,000	—
Impairment and credit losses (5)	(449)	1,108,118
Equity investment impairment (6)	26,042	39,735
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (7)	(1,321)	(1,938)
Restructuring charges and other initiatives expense (8)	1,317	12,043
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (9)	1,623	(47,950)
Noncontrolling interest adjustment (10)	—	24,059
Net gain related to the sale of the Azamara brand (11)	(6,156)	—
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$53,443	$1,134,067

Loss per Share - Diluted	$(4.66)	$(6.91)
Adjusted Loss per Share - Diluted	(4.44)	(1.48)
Net Adjustments to Loss per Share	$0.22	$5.42

Adjustments to Loss per Share:
Loss on extinguishment of debt (2)	$0.01	$—
Convertible debt amortization of debt discount (3)	0.11	—
Pullmantur reorganization settlement (4)	0.02	—
Impairment and credit losses (5)	—	5.30
Equity investment impairment (6)	0.11	0.19
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (7)	(0.01)	(0.01)
Restructuring charges and other initiatives expense (8)	0.01	0.06
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (9)	0.01	(0.23)
Noncontrolling interest adjustment (10)	—	0.12
Net gain related to the sale of the Azamara brand (11)	(0.03)	—
Net Adjustments to Loss per Share	$0.22	$5.42
Weighted-Average Shares Outstanding - Diluted	243,004	209,097

(2) Represents a debt extinguishment loss on the partial repayment of the $1.55 billion unsecured revolving credit facility.
(3) Represents the amortization of non-cash debt discount on our convertible notes.

(4) Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur S.A. reorganization.
(5) Represents impairment and credit losses recognized in the first quarter of 2020 as a result of the impact of COVID-19 and, in 2021, recovery of credit losses recognized during 2020.
(6) Represent equity investment asset impairments, primarily for our investment in TUI Cruises GmbH in 2021 and Grand Bahama Shipyard in 2020, as a result of the impact of COVID-19.
(7) Amounts includes net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(8) Represents primarily restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiatives expenses.
(9) Related to the Silversea Cruises acquisition..
(10) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.'s) noncontrolling interest.
(11) Represents the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand.